                                                                    EXHIBIT 99.2

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To American Health Properties, Inc.:

     We have audited the accompanying consolidated balance sheets of American Health Properties, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Health Properties, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Denver, Colorado,
January 22, 1999.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER
                                                                   SHARE AMOUNTS)
Real estate properties
  Buildings and improvements................................   $ 760,679     $ 638,943
  Accumulated depreciation..................................    (121,726)     (102,235)
                                                               ---------     ---------
                                                                 638,953       536,708
  Land......................................................      76,539        64,897
  Construction in progress..................................      14,247         4,729
                                                               ---------     ---------
                                                                 729,739       606,334
Mortgage notes receivable, net..............................       4,400        41,936
Other notes receivable......................................       1,663         2,500
Direct financing leases.....................................       1,975         3,053
Cash and short-term investments.............................       3,817        23,053
Receivables.................................................       7,359         7,103
Deferred financing costs and other assets...................       4,889         6,593
                                                               ---------     ---------
                                                               $ 753,842     $ 690,572
                                                               =========     =========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

Bank loans payable..........................................   $  69,000     $      --
Mortgage notes payable......................................      20,772        17,922
Subordinated convertible bonds payable......................          --         6,832
Senior notes payable........................................     219,164       219,059
Accounts payable and accrued liabilities....................      15,278        13,193
Dividends payable...........................................      15,031        14,847
Deferred income.............................................       3,732         3,758
                                                               ---------     ---------
                                                                 342,977       275,611
                                                               ---------     ---------
Commitments and contingencies
Stockholders' equity
  Preferred stock $.01 par value; 1,000 shares authorized;
     8.6% Cumulative Redeemable Preferred Stock, Series B;
      $2,500 liquidation value; 40 shares issued and
      outstanding...........................................     100,000       100,000
     Psychiatric Group Preferred Stock; 208 shares issued
      and outstanding.......................................           2             2
  Common stock $.01 par value; 100,000 shares authorized;
     24,984 and 23,557 shares issued and outstanding........         250           236
  Additional paid-in capital................................     519,738       482,030
  Cumulative net income.....................................     329,918       283,453
  Cumulative dividends......................................    (539,043)     (450,760)
                                                               ---------     ---------
                                                                 410,865       414,961
                                                               ---------     ---------
                                                               $ 753,842     $ 690,572
                                                               =========     =========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEARS ENDED DECEMBER 31,
                                                             ----------------------------------------
                                                               1998            1997            1996
                                                             ---------       ---------       --------
                                                             (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
REVENUES
Rental income..............................................  $ 92,110        $ 72,237        $69,488
Mortgage interest income...................................     3,542           6,289          5,980
Additional rental and interest income......................    14,098          12,498         12,342
Other property income......................................     2,099             187             --
Other interest income......................................       873           2,254          1,114
                                                             --------        --------        -------
                                                              112,722          93,465         88,924
                                                             --------        --------        -------
EXPENSES
Depreciation and amortization..............................    21,354          15,904         15,016
Property operating.........................................     5,769             524             44
Interest expense...........................................    21,609          19,659         21,842
General and administrative.................................     9,006           8,000          7,427
Impairment loss on real estate and notes receivable........     8,330          11,000             --
                                                             --------        --------        -------
                                                               66,068          55,087         44,329
Minority interest..........................................       189             189            216
                                                             --------        --------        -------
INCOME BEFORE EXTRAORDINARY ITEM...........................    46,465          38,189         44,379
EXTRAORDINARY LOSS ON DEBT PREPAYMENT......................        --         (11,427)            --
                                                             --------        --------        -------
  NET INCOME...............................................  $ 46,465        $ 26,762        $44,379
                                                             ========        ========        =======
SERIES B PREFERRED DIVIDEND REQUIREMENT....................  $ (8,600)       $ (1,553)       $    --
                                                             ========        ========        =======
ATTRIBUTABLE TO CORE GROUP COMMON STOCK AND PSYCHIATRIC
  GROUP DEPOSITARY SHARES --
  INCOME BEFORE EXTRAORDINARY ITEM.........................  $ 37,865        $ 36,636        $44,379
                                                             ========        ========        =======
  NET INCOME...............................................  $ 37,865        $ 25,209        $44,379
                                                             ========        ========        =======
ATTRIBUTABLE TO --
  CORE GROUP COMMON STOCK
    Income before extraordinary item.......................  $ 43,045        $ 42,554        $38,800
    Extraordinary loss on debt prepayment..................  $     --        $(11,427)       $    --
    Net income.............................................  $ 43,045        $ 31,127        $38,800
    Basic per share amounts --
       Income before extraordinary item....................  $   1.77        $   1.81        $  1.65
       Extraordinary loss on debt prepayment...............  $     --        $  (0.49)       $    --
       Net income..........................................  $   1.77        $   1.32        $  1.65
       Weighted average common shares......................    24,379          23,505         23,453
    Diluted per share amounts  --
       Income before extraordinary item....................  $   1.75        $   1.80        $  1.65
       Extraordinary loss on debt prepayment...............  $     --        $  (0.49)       $    --
       Net income..........................................  $   1.75        $   1.31        $  1.65
       Weighted average common shares and dilutive
         potential common shares...........................    24,605          23,703         23,558
    Dividends declared per common share....................  $   2.20        $   2.12        $  2.04
  PSYCHIATRIC GROUP DEPOSITARY SHARES
    Net income (loss)......................................  $ (5,180)       $ (5,918)       $ 5,579
    Basic per share amounts --
       Net income (loss)...................................  $  (2.49)       $  (2.84)       $  2.68
       Weighted average depositary shares..................     2,084           2,084          2,084
    Diluted per share amounts --
       Net income (loss)...................................  $  (2.49)       $  (2.84)       $  2.67
       Weighted average depositary shares and dilutive
         potential depositary shares.......................     2,084           2,084          2,093
    Dividends declared per depositary share................  $   1.73        $   2.62        $  2.80

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        PSYCHIATRIC
                                      SERIES B             GROUP
                                   PREFERRED STOCK    PREFERRED STOCK    COMMON STOCK     ADDITIONAL
                                  -----------------   ---------------   ---------------    PAID-IN     CUMULATIVE
                                  SHARES    AMOUNT    SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     NET INCOME
                                  ------   --------   ------   ------   ------   ------   ----------   -----------
                                                                   (IN THOUSANDS)
BALANCES AT DECEMBER 31, 1995...    --     $     --    208       $2     23,443    $234     $480,703     $212,312
  Stock incentives, net.........    --           --     --       --         (1)     --        1,140           --
  Exercise of stock options.....    --           --     --       --         13       1          240           --
  Net income....................    --           --     --       --         --      --           --       44,379
  Cash dividends................    --           --     --       --         --      --           --           --
                                    --     --------    ---       --     ------    ----     --------     --------
BALANCES AT DECEMBER 31, 1996...    --           --    208        2     23,455     235      482,083      256,691
  Issuance of preferred stock...    40      100,000     --       --         --      --       (3,600)          --
  Stock incentives, net.........    --           --     --       --          2      --        1,372           --
  Exercise of stock options.....    --           --     --       --        100       1        2,175           --
  Net income....................    --           --     --       --         --      --           --       26,762
  Cash dividends................    --           --     --       --         --      --           --           --
                                    --     --------    ---       --     ------    ----     --------     --------
BALANCES AT DECEMBER 31, 1997...    40      100,000    208        2     23,557     236      482,030      283,453
  Issuance of common stock......    --           --     --       --        415       4       11,162           --
  Conversion of subordinated
    convertible bonds...........    --           --     --       --         --      --           10           --
  Stock incentives, net.........    --           --     --       --          6      --        1,334           --
  Exercise of stock options.....    --           --     --       --        173       2        3,600           --
  Net income....................    --           --     --       --         --      --           --       46,465
  Stock dividend................    --           --     --       --        833       8       21,602           --
  Cash dividends................    --           --     --       --         --      --           --           --
                                    --     --------    ---       --     ------    ----     --------     --------
BALANCES AT DECEMBER 31, 1998...    40     $100,000    208       $2     24,984    $250     $519,738     $329,918
                                    ==     ========    ===       ==     ======    ====     ========     ========


                                                   TOTAL
                                  CUMULATIVE   STOCKHOLDERS'
                                  DIVIDENDS       EQUITY
                                  ----------   -------------
                                        (IN THOUSANDS)
BALANCES AT DECEMBER 31, 1995...  $(340,191)     $353,060
  Stock incentives, net.........         --         1,140
  Exercise of stock options.....         --           241
  Net income....................         --        44,379
  Cash dividends................    (53,681)      (53,681)
                                  ---------      --------
BALANCES AT DECEMBER 31, 1996...   (393,872)      345,139
  Issuance of preferred stock...         --        96,400
  Stock incentives, net.........         --         1,372
  Exercise of stock options.....         --         2,176
  Net income....................         --        26,762
  Cash dividends................    (56,888)      (56,888)
                                  ---------      --------
BALANCES AT DECEMBER 31, 1997...   (450,760)      414,961
  Issuance of common stock......         --        11,166
  Conversion of subordinated
    convertible bonds...........         --            10
  Stock incentives, net.........         --         1,334
  Exercise of stock options.....         --         3,602
  Net income....................         --        46,465
  Stock dividend................    (21,610)           --
  Cash dividends................    (66,673)      (66,673)
                                  ---------      --------
BALANCES AT DECEMBER 31, 1998...  $(539,043)     $410,865
                                  =========      ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             ---------   ---------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................  $  46,465   $  26,762   $ 44,379
Extraordinary loss on debt prepayment......................         --      11,427         --
Depreciation, amortization and other non-cash items........     23,895      18,486     17,271
Deferred income............................................        198        (253)      (368)
Impairment loss on real estate and notes receivable........      8,330      11,000         --
Change in receivables and other assets.....................        708      (2,838)       412
Change in accounts payable and accrued liabilities.........      2,974       5,572       (453)
                                                             ---------   ---------   --------
                                                                82,570      70,156     61,241
                                                             ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition and construction of real estate properties.....   (143,835)    (92,242)   (17,142)
Proceeds from sale of property.............................         --          --        423
Mortgage note receivable fundings..........................       (179)     (4,221)        --
Principal payments on mortgage notes receivable............     35,039          72         64
Other notes receivable.....................................     (1,648)        233        458
Direct financing leases....................................      1,078         642      2,535
Administrative capital expenditures........................       (122)        (14)       (55)
                                                             ---------   ---------   --------
                                                              (109,667)    (95,530)   (13,717)
                                                             ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (payments) on bank loans payable................     69,000     (48,500)    48,500
Principal payments on mortgage notes payable...............       (525)        (34)        --
Redemption of subordinated convertible bonds payable.......     (7,058)         --         --
Proceeds from notes payable issuance.......................         --     218,965         --
Prepayment of notes payable................................         --    (163,176)        --
Principal payments on notes payable........................         --          --    (49,000)
Financing costs paid.......................................       (144)     (2,862)      (150)
Proceeds from sale of preferred stock......................         --      96,400         --
Proceeds from sale of common stock.........................      9,475          --         --
Proceeds from exercise of stock options....................      3,602       2,176        241
Cash dividends paid........................................    (66,489)    (56,022)   (53,206)
                                                             ---------   ---------   --------
                                                                 7,861      46,947    (53,615)
                                                             ---------   ---------   --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS.....    (19,236)     21,573     (6,091)
CASH AND SHORT-TERM INVESTMENTS, BEGINNING OF YEAR.........     23,053       1,480      7,571
                                                             ---------   ---------   --------
CASH AND SHORT-TERM INVESTMENTS, END OF YEAR...............  $   3,817   $  23,053   $  1,480
                                                             =========   =========   ========

   The accompanying notes are an integral part of these financial statements.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE COMPANY

     American Health Properties, Inc., a Delaware corporation (the Company, which term refers to the Company and its subsidiaries unless the context otherwise requires), is a self-administered real estate investment trust (REIT) that commenced operations in 1987. The Company has investments in health care properties, including acute care, rehabilitation, long-term acute care and psychiatric hospitals, skilled nursing, assisted living, Alzheimer's care and medical office/clinic facilities.

     The Company's common stock (the Core Group Common Stock) is intended to reflect the separate financial performance of the Company's investments in acute care, rehabilitation and long-term acute care hospitals, skilled nursing, assisted living, Alzheimer's care and medical office/clinic facilities (the Core Group). The Psychiatric Group Depositary Shares are intended to reflect the separate financial performance of the Company's investments in psychiatric hospitals (the Psychiatric Group). The Company's Series B Depositary Shares, and the Series B Preferred Stock represented thereby, are attributed to the Company's Core Group for financial accounting and reporting purposes. Attribution of the components of the Company's capital structure to its Core Group and Psychiatric Group for financial accounting and reporting purposes does not affect the legal title to assets or responsibility for liabilities of the Company, and each holder of Core Group Common Stock, Series B Depositary Shares or Psychiatric Group Depositary Shares is a holder of an issue of capital stock of the entire Company and is subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements of the Core Group and the Psychiatric Group also are included elsewhere herein.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Short-Term Investments. Cash and short-term investments consist of cash and all highly liquid investments with an original maturity date of less than three months and are stated at cost which approximates fair value.

     Real Estate Properties. The Company records properties at cost and recognizes depreciation on a straight-line basis over the estimated useful lives of the buildings and improvements (21 to 42 years). Tenant improvements paid for by the Company are capitalized and depreciated over the lives of the related leases. In general, other capital expenditures incurred are capitalized when significant and depreciated over the period they are expected to provide benefits to the related property.

     Impairment of Real Estate Properties and Notes Receivable. The Company reviews the carrying value of its real estate properties and notes receivable for possible impairment of value whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. In general, an impairment of such assets would be indicated if the estimated future cash flows expected to result from the use of such assets and their eventual disposition is less than their carrying amounts.

     Additional Rental and Interest Income. Certain of the Company's facility leases provide for contingent rental or interest income based upon specific target revenues of the operator. The Company recognizes contingent rental and interest income on a quarterly basis by comparing the specific target to an estimate of

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES the operator's future operating revenues for the remainder of the lease calculation period. If the Company deferred recognition of contingent rental and interest income until the specific target that triggers the contingent rental or interest income was achieved, there would not have been a material impact on the Company's financial statements for the year ended December 31, 1998.

     Deferred Income. Fees received, net of related direct costs, associated with the origination or amendment of leases and mortgage notes receivable are deferred and amortized at a constant effective rate over the remaining term of the related leases and mortgage notes receivable.

     Deferred Costs. Deferred financing costs are amortized over the term of the related debt at a constant effective rate.

     Federal Income Taxes. The Company intends at all times to operate so as to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code. As such, the Company generally will not be subject to federal income tax to the extent it distributes to shareholders at least 100% of its taxable income.

     Qualification as a REIT under Sections 856 to 860 of the Internal Revenue Code applies to the Company as a whole, rather than the Core Group or Psychiatric Group individually. Dividends paid by the Company on its Core Group Common Stock, Series B Depositary Shares and Psychiatric Group Depositary Shares must be sufficient in the aggregate for the Company to meet the minimum distribution requirements of the Internal Revenue Code. The Company's earnings and profits as a whole, without reference to the Core Group or Psychiatric Group individually, is used to determine the taxable character of dividends paid to holders of its Core Group Common Stock, Series B Depositary Shares and Psychiatric Group Depositary Shares, with earnings and profits allocated first to Series B Depositary Shares.

     Earnings and profits, which determine the taxable character of dividends paid to stockholders, differ from net income for financial reporting purposes due primarily to timing differences in the recognition of deferred income, impairment losses and various accruals and differences between the estimated useful lives used to compute depreciation for financial statement purposes and a 40-year life generally used in determining earnings and profits. The cost basis of the Company's real estate properties is generally the same for financial reporting and earnings and profits purposes, except for properties written down for financial reporting purposes and properties for which the previous owner's basis is required to be carried forward for tax purposes.

     New Accounting Standards. In the first quarter of 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this statement had no impact on the Company's financial statements.

     In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for reporting financial and descriptive information about reportable operating segments. In general, reportable operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Currently, the Company has two such reportable operating segments, the Core Group and the Psychiatric Group.

     In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Post Retirement Benefits". SFAS No. 132 revises employer's disclosures about pension and other post retirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain previous disclosures. The adoption of this statement in 1998 had no impact on the Company's financial statements.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The required adoption of this statement in 2000 is not expected to have a material impact on the Company's financial statements.

     In April 1998, the AICPA issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". In general, SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 in 1998 had no impact on the Company's financial statements.

REAL ESTATE PROPERTIES

     The following table summarizes the Company's investment in health care real estate properties as of December 31, 1998:

                                                           BUILDINGS AND     TOTAL      ACCUMULATED
                                         STATE    LAND     IMPROVEMENTS    INVESTMENT   DEPRECIATION
                                         -----   -------   -------------   ----------   ------------
                                                               (IN THOUSANDS)
ACUTE CARE HOSPITALS:
Chesterfield General Hospital..........   SC     $   720     $ 10,687       $ 11,407      $  1,306
Cleveland Regional Medical Center......   TX         300        8,000          8,300         1,482
Desert Valley Hospital.................   CA       1,755       24,650         26,405         2,517
Frye Regional Medical Center...........   NC       1,247       44,202         45,449        13,285
Irvine Medical Center..................   CA      17,987       57,013         75,000        10,987
Kendall Regional Medical Center........   FL       4,163       64,849         69,012        19,008
Lucy Lee Hospital......................   MO         404       23,162         23,566         6,521
Marlboro Park Hospital.................   SC         640        7,153          7,793           874
North Fulton Regional Hospital.........   GA       4,149       42,042         46,191        10,273
Palm Beach Gardens Medical Center......   FL       4,024       41,624         45,648        12,274
Pioneer Valley Hospital................   UT       1,997       47,469         49,466         3,894
Shannon Medical Center, St. John's
  Campus...............................   TX         255       16,197         16,452         2,951
Tarzana Regional Medical Center........   CA      12,421       61,279         73,700        18,938
                                                 -------     --------       --------      --------
                                                  50,062      448,327        498,389       104,310
                                                 -------     --------       --------      --------
ALZHEIMER'S CARE FACILITIES:
Pine Haven at Cypresswood..............   TX         225        3,475          3,700           268
Pine Haven at Sugar Land...............   TX         265        3,759          4,024           172
                                                 -------     --------       --------      --------
                                                     490        7,234          7,724           440
                                                 -------     --------       --------      --------
ASSISTED LIVING FACILITIES:
Cambria Lodge..........................   TX         300        4,882          5,182           290
Garrison Creek Lodge...................   WA         219        5,429          5,648           334
Sherwood Place.........................   TX         220        4,814          5,034           276
Summer Wind Residence..................   ID         110        2,890          3,000           241
                                                 -------     --------       --------      --------
                                                     849       18,015         18,864         1,141
                                                 -------     --------       --------      --------
LONG-TERM ACUTE CARE HOSPITAL:
SCCI Hospital -- Amarillo..............   TX         810        5,300          6,110           144
                                                 -------     --------       --------      --------
MEDICAL OFFICE/CLINIC FACILITIES:
Casa Blanca Clinic(1)..................   AZ       1,900       18,681         20,581           723
Emerson Medical Office Building/Surgery
  Center(1)............................   FL         572        8,478          9,050           106
Fannin Medical Buildings(1)............   TX       2,850       49,209         52,059         1,794
Morristown Professional Plaza..........   NJ       1,500       18,146         19,646           613
Murfreesboro Medical Clinic(2).........   TN         650       12,394         13,044           236
Northpark Professional Building........   FL          --       10,651         10,651           443

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

                                                           BUILDINGS AND     TOTAL      ACCUMULATED
                                         STATE    LAND     IMPROVEMENTS    INVESTMENT   DEPRECIATION
                                         -----   -------   -------------   ----------   ------------
                                                               (IN THOUSANDS)
Park Plaza Professional Building.......   TX     $ 1,100     $ 15,947       $ 17,047      $    578
Valencia Medical Office Building.......   CA       2,200        7,313          9,513            87
Walsh Medical Arts Center..............   CA         285        8,532          8,817         1,011
Westpark Plaza.........................   TX       1,700        7,436          9,136           297
Woodlake Medical Center................   CA       2,470       10,200         12,670           247
                                                 -------     --------       --------      --------
                                                  15,227      166,987        182,214         6,135
                                                 -------     --------       --------      --------
PSYCHIATRIC HOSPITALS:
Northpointe............................   FL       1,300           --          1,300            --
Rock Creek Center......................   IL         440          760          1,200            --
Sunrise Regional Medical Center........   FL       1,200        2,202          3,402           771
                                                 -------     --------       --------      --------
                                                   2,940        2,962          5,902           771
                                                 -------     --------       --------      --------
REHABILITATION HOSPITALS:
HealthSouth MountainView Rehabilitation
  Hospital.............................   WV          --       11,718         11,718         2,176
HealthSouth Rehabilitation Hospital of
  Fayetteville.........................   AR         962        8,124          9,086         1,523
Wesley Rehabilitation Hospital.........   KS       1,938       12,659         14,597         2,149
                                                 -------     --------       --------      --------
                                                   2,900       32,501         35,401         5,848
                                                 -------     --------       --------      --------
SKILLED NURSING FACILITIES:
Arkansas Manor Nursing Home............   CO         154        3,912          4,066           514
Cornerstone Care Center................   CO         125        4,731          4,856           480
Covington Manor Nursing Center.........   IN         170        8,064          8,234           168
Douglas Manor..........................   AZ         175        2,446          2,621           246
Edgewood Manor Nursing Center..........   OH         155        5,027          5,182           109
Fairview Manor Nursing Center..........   OH         130        7,796          7,926           168
Lakeland Nursing Center................   IN          50        3,842          3,892            83
Norwood Nursing Center.................   IN          30        3,779          3,809            85
Safford Care Center....................   AZ         100        4,834          4,934           472
Silver Hills Health Care Center........   NV       1,322        6,065          7,387            38
University Park Nursing Center.........   IN         110        4,847          4,957            94
Versailles Health Care Center..........   OH         160        6,303          6,463           119
Villa Fairborn.........................   OH         260        6,227          6,487           130
Villa Georgetown.......................   OH         125        6,338          6,463           128
Villa Springfield......................   OH         195        5,142          5,337           103
                                                 -------     --------       --------      --------
                                                   3,261       79,353         82,614         2,937
                                                 -------     --------       --------      --------
                                                 $76,539     $760,679       $837,218      $121,726
                                                 =======     ========       ========      ========

---------------

(1) Casa Blanca Clinic represents four separate facilities leased together under a single master lease. Fannin Medical Buildings represent two separate facilities master-leased to affiliated tenants under separate leases, with one such facility encumbered by a $17,495 mortgage note payable. Emerson Medical Office Building/Surgery Center represents two separate facilities, one of which is master-leased and the other leased to multiple tenants.

(2) Murfreesboro Medical Clinic is encumbered by a $3,277 mortgage note payable.

     A substantial portion of the Company's properties are leased to single-tenant operators under "net" leases pursuant to which the lessees are responsible for all maintenance, repairs, taxes and insurance of the leased properties. The leases provide for the payment of minimum base rent and additional rent during the fixed term

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES and any renewal terms. Additional rent is generally based on the increase in annual gross revenues of the related facility or the consumer price index as specified in the lease agreements. The Company has the right to approve capital expenditures at such properties, the option to fund certain capital expenditures and, in certain situations, is obligated to fund approved capital expenditures on terms comparable to the original investment. The base and additional rent provisions of the leases are amended when such capital expenditures are funded to reflect the Company's increased investment. At December 31, 1998, the Company had no commitments to fund capital expenditures pursuant to these rights and obligations.

     Many of the Company's medical office/clinic facilities are leased to multiple tenants on a gross or modified net basis pursuant to which the Company, as lessor, is responsible for a portion of the operating costs of the building, including but not limited to the cost of maintenance, repairs, insurance and taxes on the leased properties. In general, the Company is also initially responsible for capital expenditures, leasing commissions and tenant improvements at these buildings, subject to reimbursement from tenants in some instances.

     At December 31, 1998, the Company had construction in progress of $14,247,000. As of December 31, 1998, the Company had funded $5,230,000 of a $9.5 million commitment to develop a skilled nursing facility in Las Vegas, Nevada to be operated by an experienced operator of skilled nursing facilities. As of December 31, 1998, the Company had funded $8,329,000 of an $18.6 million commitment to develop three assisted living facilities to be managed by an experienced operator of assisted living facilities. The Company has a $22.5 million forward funding commitment to develop up to nine Alzheimer's care facilities to be managed by the same operator that currently manages two existing Alzheimer's care facilities owned by the Company. As of December 31, 1998, $688,000 was funded under this commitment for the development of one facility having a total development cost of approximately $2.8 million. The Company has identified a second facility site under this commitment having a total development cost of approximately $2.8 million. The Company also has a $5.7 million commitment to develop a medical office/clinic facility in Roseburg, Oregon to be master-leased to the operator of the adjacent hospital.

     Six of the Company's acute care properties are leased to subsidiaries of American Medical International, Inc. (AMI), a subsidiary of Tenet Healthcare Corporation. The six leases are covered by cross-default provisions and the lease obligations are unconditionally guaranteed by AMI. In 1998, revenues from these leases accounted for 41% of the Company's total revenues.

     Kendall Regional Medical Center (Kendall) is leased to a subsidiary of Columbia/HCA Healthcare Corporation (Columbia). Aggregate revenues from the lease, which was originally scheduled to mature in February 1999, were approximately $10.3 million in 1998, or 9% of the Company's total revenues. Pursuant to the terms of the lease, Columbia has exercised its option to purchase Kendall at fair market value. The purchase price of $105 million will be paid in cash, or at the option of the Company, a combination of cash and debt relief. The Company currently intends to effect the transaction as a "deferred like-kind" 1031 exchange for tax purposes. The first part of the exchange, the transfer of Kendall to Columbia, is currently scheduled to occur on April 15, 1999. The Company would complete the exchange by acquiring new investment properties within the time limits imposed by federal tax law, if possible. If the Company is successful in identifying and closing on a sufficient amount of new investments within the required time limits, the Company should not recognize current taxable gain as a result of the transaction. In that event, there should be no impact on the Company's REIT distribution requirements. Even though the Company may not recognize a gain on the transaction for tax purposes, the Company expects to be able to recognize a gain of over $50 million for book purposes. The Company cannot be assured that total revenues generated by new investments acquired to effect the exchange will equal the annual revenues currently generated by the Kendall investment, nor is it certain that the Company will complete the transaction as an exchange. If the Company does not complete the transaction as an exchange, the amount of the Company's tax liability, the impact on its REIT distribution requirements and the amount of gain, net of taxes, if any, recognized for book purposes

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES would depend on the amount of gain recognized for tax purposes, any losses recognized by the Company on sales of other assets and various tax elections available to the Company.

     Future minimum annual rentals, assuming the sale of Kendall on April 15, 1999, under the Company's noncancellable operating leases for calendar years 1999 through 2003 are approximately $89,360,000, $85,670,000, $80,640,000,
$75,490,000, and $73,690,000, respectively.

     The fundamental ongoing changes in the psychiatric industry and the resulting negative impact on operator financial performance have resulted in the periodic restructuring of psychiatric operator payment obligations, the closing of one psychiatric hospital and significant impairment losses on psychiatric investments, including an $11 million charge in 1997 and a $8.3 million charge in 1998. At December 31, 1998, the aggregate carrying value of the Company's psychiatric properties was $5,131,000. The Northpointe property has been vacant since mid-1997 and has a carrying value of $1,300,000. The Company incurs ongoing costs for maintenance and security of the property while it continues to seek alternate uses or a buyer for the property. The operator of the Rock Creek Center (RCC) experienced continuing financial and operational difficulties over the past several years, and at the end of 1998, the operator was in default on its obligations to the Company. As a result, the carrying value of the RCC property was written down to $1,200,000 and the Company's net investment in related notes and various other obligations owed to it by the operator of RCC were totally written off. Subsequent to year-end, the Company sold its total RCC investment for a cash price of $2.5 million. At December 31, 1998, the Sunrise Regional Medical Center (Sunrise) property had a carrying value of $2,631,000. In September 1998, a new operator assumed all operational responsibility for the hospital and entered into a new five-year lease with effective monthly rent of $60,000. Although the new operator has fulfilled its obligations to the Company under the lease so far, the new operator has experienced cash flow difficulties primarily as a result of delays in obtaining Baker Act certification. As a result, the Company provided the operator with a $200,000 working capital loan at the end of 1998, and subsequent to year-end, the operator requested $700,000 of additional working capital loans. Although this request is still being evaluated, the Company likely will provide the additional loans. The Company cannot be assured that the operator will be successful and, if it were to cease operations, an impairment charge to reduce the carrying value of the Sunrise property and any related outstanding working capital loans would be likely. The Company will continue to encourage the operator to pursue financing alternatives that might enable it to acquire the property and repay its borrowings from the Company.

MORTGAGE NOTES RECEIVABLE

     SCCI Hospital -- Houston Central $4,400,000. The Company has a mortgage note receivable secured by a first mortgage and security interest in the real property of a long-term acute care facility in Houston, Texas. The note has an initial term of ten years with two optional ten-year extension terms. The initial term maturity date is June 30, 2007. The interest rate on the note is 10.50% with interest only payable monthly through June 30, 1999 and monthly principal and interest payments of $40,000 payable thereafter. Pursuant to the terms of the mortgage note receivable, the Company may receive additional interest each year based on the increase in annual operating revenues of the facility.

     Four Winds. The Company had two mortgage notes receivable secured by first mortgages and security interests in the real property of Four Winds, two psychiatric facilities located in Saratoga Springs and Katonah, New York. The Saratoga Springs note had an initial term of ten years with a maturity date of June 30, 1999, bore interest at a rate of 12.42% and required monthly principal and interest payments of $194,000. The Katonah note had an initial term of ten years with a maturity date of November 30, 2002, bore interest at rates of 13.44%, 13.80% and 14.13%, in 1996, 1997 and 1998, respectively and required monthly payments of interest only. On July 1, 1998, the Company received $35 million as prepayment in full of the two Four Winds mortgage notes receivable resulting in an impairment loss of $2.73 million.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     The carrying amount of mortgage notes receivable is a reasonable estimate of fair value, as the pricing and terms of the notes are indicative of current rates and credit risk.

OTHER NOTES RECEIVABLE

     In 1998, the Company committed to advance funds on a senior subordinated note due from the operator of an Alzheimer's care facility for a total maximum principal amount of $1,902,000. The note is secured by a pledge of stock in the operator and is personally guaranteed by one of its principals. Advances under the note are conditioned upon borrower's compliance with various covenants. The Company has no obligation to make principal advances after February 27, 2003. As of December 31, 1998, $1,468,000 was outstanding under the note, which included principal advanced of $1,283,000 and accrued interest of $185,000. Prior to December 31, 2002, interest accrues on the principal balance of the note at a rate of 18% per annum and will be added to the outstanding principal balance on a quarterly basis. Accrued interest is payable quarterly as it accrues commencing January 1, 2003 until March 31, 2006, subject to an intercreditor agreement and certain earnings requirements of the operator. Commencing April 1, 2006, quarterly principal and interest payments sufficient to amortize the principal amount of the loan as of March 31, 2006 together with unpaid interest are due in equal quarterly installments until April 1, 2012 at which time all unpaid principal and interest amounts are due and payable.

     The Company has provided financing at variable rates to certain psychiatric hospital operators under revolving credit agreements and working capital loans. Borrowings under these agreements are conditioned upon the borrower's compliance with various covenants and are partially secured by accounts receivable, other personal property and/or issued and outstanding shares of capital stock of the operators. As of December 31, 1998, $195,000 was outstanding under a $200,000 working capital loan provided to one psychiatric hospital operator at an annual interest rate of 12%. Interest only on the note is payable monthly through August 1, 1999. Commencing September 1, 1999, principal and interest payments of $35,000 are payable monthly until maturity on February 1, 2000. During 1998, $2,485,000 of outstanding borrowings were written off by the Company as part of a $5.6 million impairment loss recorded on psychiatric investments, and during 1997, $1,724,000 of outstanding borrowings were written off as part of an $11.0 million impairment loss recorded on psychiatric investments.

     The pricing and terms of other notes receivable are indicative of current rates and credit risk, and therefore, the current carrying amount of these financial instruments is a reasonable estimate of fair value.

DIRECT FINANCING LEASES

     In connection with its investments in certain acute and long-term care properties, the Company has provided equipment leasing for terms of five to seven years which are classified as direct financing leases. As of December 31, 1998, the Company's aggregate net investment in these direct financing leases was $1,975,000, represented by total minimum lease payments receivable of $2,163,000 less unearned income of $188,000. Future minimum annual lease payments under these leases for calendar years 1999 through 2002 are approximately $1,342,000, $704,000, $94,000 and $23,000, respectively.

DEBT

     Bank Loans Payable. The Company has a $250 million unsecured revolving credit agreement with a syndicate of banks that matures on December 31, 2000 and bears an annual facility fee based on the total commitment. This agreement provides for interest on outstanding borrowings based on, at the Company's election, LIBOR plus a margin, a rate bid by the lenders, or the prime rate. The margin on LIBOR borrowings and the annual facility fee may vary and are dependent upon various conditions, including the Company's debt ratings and the level of borrowings outstanding. Currently, the Company's LIBOR margin is 62.5 basis points and the annual facility fee is 25 basis points.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     The weighted average amount of borrowings under bank credit agreements outstanding during 1998, 1997 and 1996 was $37,764,000, $6,151,000 and
$21,622,000 at weighted average interest rates of 6.3%, 7.1%, and 6.4%, respectively. The maximum amount outstanding under bank credit agreements in 1998, 1997 and 1996 was $75,000,000, $48,500,000 and $53,000,000, respectively.
As of December 31, 1998, the Company had $69,000,000 of outstanding borrowings under its bank credit agreement at a weighted average interest rate of 6.0%.

     The duration of borrowings under the Company's unsecured revolving credit agreement is generally less than 90 days at variable pricing indicative of current short-term borrowing rates. Accordingly, the carrying amount is a reasonable estimate of fair value.

     Mortgage Notes Payable. In connection with the acquisition of a medical office building in Houston, Texas in 1997, a mortgage note payable in the amount of $17,956,000 was assumed. The remaining balance at December 31, 1998 and 1997 was $17,495,000 and $17,922,000, respectively with an interest rate of 8.30%. The note is secured by a first mortgage and security interest in the real property and requires a monthly payment of principal and interest of approximately $158,000 with the remaining principal balance due at maturity on June 15, 2011.

     In connection with the acquisition of a medical office building in Murfreesboro, Tennessee in 1998, a mortgage note payable in the amount of $3,375,000 was assumed. The remaining balance at December 31, 1998 was $3,277,000 with an interest rate of 7.0%. The note is secured by a first mortgage and security interest in the real property and requires a monthly payment of principal and interest of approximately $33,000 with the remaining principal balance due at maturity on October 2, 1999.

     The carrying amount of the mortgage notes payable is a reasonable estimate of fair value, as the pricing and terms of the notes are indicative of current rates and credit terms.

     Senior Notes Payable. In January 1997, the Company completed a $220 million public debt offering of unsecured senior notes payable, issuing $100 million of notes with a coupon rate of 7.05% due January 15, 2002 (2002 Notes) and $120 million of notes with a coupon rate of 7.50% due January 15, 2007 (2007 Notes). The 2002 Notes and 2007 Notes have effective interest rates of approximately 7.34% and 7.74%, respectively. Interest is payable at the coupon rates semi-annually on January 15th and July 15th.

     The fair value of the Company's 2002 Notes and 2007 Notes is based on the quoted market price of the notes as traded over-the-counter. As of December 31, 1998 and 1997, the estimated fair value of the 2002 Notes and 2007 Notes was $208 million and $225 million, respectively.

     In February 1997, the Company prepaid its two issues of private placement debt, which included $72 million of 11.45% unsecured senior notes payable and $80 million of 10.41% unsecured senior notes payable. The weighted average amount of borrowings under these senior note issues during 1997 and 1996 was $22,800,000 and $178,250,000 at weighted average effective interest rates of 11.06% and 11.03%, respectively. The prepayment resulted in an extraordinary charge in the first quarter of 1997 of $11,427,000 consisting of a make-whole premium and other costs related to the prepayment.

     Subordinated Convertible Bonds Payable. The Company's Convertible Dual Currency Subordinated Bonds (the Swiss Bonds) were sold in Switzerland pursuant to public subscription in 1990. The Swiss Bonds had a coupon rate of 8.5% and were convertible at the option of the holder at any time until July 9, 2000 into shares of the Company's common stock at a conversion price of $23.45 per share and a fixed exchange rate of Sfr. 1.41 per U.S. $1.00. In 1998, $10,000 of the 1990 Swiss Bonds, with accrued interest, were converted into 302 shares of common stock resulting in additional equity of $10,000, net of conversion and unamortized issuance costs. There were no conversions of Swiss Bonds in 1997 or 1996. Pursuant to the Company's call for early redemption, the remaining 1,489 outstanding Swiss Bonds were redeemed on December 30, 1998 for

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES approximately $7,058,000. As of December 31, 1997, the estimated fair value of the Company's subordinated convertible bonds payable was $7,259,000 based on the quoted market price of bonds as traded in Switzerland.

     Debt Covenants. Covenants and restrictions in the Company's various debt agreements include limitations on secured borrowings, restrictions covering the use of proceeds from asset sales and payments of dividends and requirements relating to the maintenance of specified financial covenants, including those relating to minimum tangible net worth, fixed charge coverage and ratios of liabilities to minimum tangible net worth and asset values.

     Annual Maturities. The aggregate amount of annual maturities of the Company's outstanding debt at December 31, 1998, for calendar years 1999 through 2003 and thereafter is $3,741,000, $504,000, $547,000, $100,594,000, $646,000
and $134,740,000, respectively. In addition, the outstanding balance of $69,000,000 at December 31, 1998 under the Company's unsecured revolving credit agreement matures on December 31, 2000, although certain events could require the earlier paydown of the outstanding balance.

     Interest. Interest capitalized on construction in progress was $819,000, $517,000 and $895,000 in 1998, 1997 and 1996, respectively. Interest paid, net of interest capitalized, in 1998, 1997 and 1996 was $20,482,000, $14,374,000 and
$21,547,000, respectively.

PENSION PLANS

     The Company has a defined contribution pension plan covering all of its employees. Pension expense in 1998, 1997 and 1996 was $287,000, $207,000 and $247,000, respectively.

     The Company has an unfunded defined benefit pension plan covering non-employee members of its Board of Directors elected prior to 1997 upon completion of sixty months of membership on the Board. The benefits, limited to ten years, are based on years of service and the annual base director fee in effect as of the date a director ceases to be a member of the Board.

     The following tables set forth the amounts recognized in the Company's financial statements:

Change in benefit obligations:

                                                               1998    1997
                                                              ------   -----
                                                              (IN THOUSANDS)
Projected benefit obligation January 1......................  $ 874    $807
Benefit payments............................................   (110)    (66)
Service cost................................................     24      52
Interest cost...............................................     57      59
Actuarial loss..............................................     33      22
                                                              -----    ----
Projected benefit obligation December 31....................  $ 878    $874
Unrecognized prior service cost.............................     --      --
Unrecognized net gain.......................................     65     101
                                                              -----    ----
Pension liability...........................................  $ 943    $975
                                                              =====    ====

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Components of net pension cost:

                                                              1998   1997   1996
                                                              ----   ----   ----
                                                                (IN THOUSANDS)
Current service cost........................................  $24    $ 52   $ 95
Interest cost...............................................   57      59     53
Amortization of prior service cost..........................   --       7     49
Amortization of net gain....................................   (3)    (21)    --
                                                              ---    ----   ----
Net periodic pension cost...................................  $78    $ 97   $197
                                                              ===    ====   ====

     Discount rates of 6.75% and 7.0% for 1998 and 1997, respectively, and a 10.0% increase in annual base director fees once every five years were used in determining the actuarial present value of the projected benefit obligation. The discount rates used in determining the net pension cost for 1998, 1997 and 1996 were 7.0%, 7.5% and 7.0%, respectively.

STOCK INCENTIVE PLANS

     The Company's stock incentive plans provide for the issuance of up to 2,600,000 shares of stock to directors and key employees of the Company. There were 726,114 shares available to grant further stock incentives at December 31, 1998.

     The following is a summary of stock incentives activity:

                                          CORE GROUP COMMON STOCK                      PSYCHIATRIC GROUP DEPOSITARY SHARES
                              ------------------------------------------------   ------------------------------------------------
                                 STOCK OPTIONS                                      STOCK OPTIONS
                              --------------------                               --------------------
                                          WEIGHTED                                           WEIGHTED
                                          AVERAGE                                            AVERAGE
                              NUMBER OF   EXERCISE   DEFERRED AND   RESTRICTED   NUMBER OF   EXERCISE   DEFERRED AND   RESTRICTED
                               SHARES      PRICE      DER SHARES      STOCK       SHARES      PRICE      DER SHARES      STOCK
                              ---------   --------   ------------   ----------   ---------   --------   ------------   ----------
December 31, 1995...........   716,930     $22.43       46,225        19,049       71,694    $ 22.35        5,207         1,904
  Granted/accumulated.......   161,651     $22.76       35,526         3,910           --         --        5,394            --
  Exercised/restrictions
    lapsed..................   (12,500)    $19.28           --       (13,161)          --         --           --        (1,121)
                              --------                 -------       -------      -------                  ------        ------
December 31, 1996...........   866,081     $22.54       81,751         9,798       71,694    $ 22.35       10,601           783
  Granted/accumulated.......   194,982     $25.37       43,122            --           --         --        5,611            --
  Exercised/restrictions
    lapsed..................  (100,000)    $21.76       (4,027)       (8,426)          --         --           --          (646)
  Expired/canceled..........   (30,000)    $29.10           --            --      (10,000)   $ 24.15           --            --
                              --------                 -------       -------      -------                  ------        ------
December 31, 1997...........   931,063     $23.01      120,846         1,372       61,694    $ 22.06       16,212           137
  Granted/accumulated.......   160,424     $28.00       47,159            --           --         --       39,121            --
  Exercised/restrictions
    lapsed..................  (172,326)    $20.90       (6,312)       (1,372)          --         --           --          (137)
  Expired/canceled..........   (47,728)    $28.72       (1,264)           --      (16,250)   $ 21.78           --            --
                              --------                 -------       -------      -------                  ------        ------
December 31, 1998...........   871,433     $24.03      160,429            --       45,444    $ 22.16       55,333            --
                              ========                 =======       =======      =======                  ======        ======

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

     The following is a summary of significant ranges of outstanding and exercisable options at December 31, 1998:

                                       OPTIONS OUTSTANDING
                         -----------------------------------------------       OPTIONS EXERCISABLE
                                     WEIGHTED AVERAGE                      ----------------------------
RANGES OF                NUMBER OF      REMAINING       WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE
EXERCISE PRICES           SHARES     CONTRACTUAL LIFE    EXERCISE PRICE     SHARES      EXERCISE PRICE
---------------          ---------   ----------------   ----------------   ---------   ----------------
                                        (IN YEARS)
CORE GROUP COMMON STOCK
  $16.00 - $21.50......   198,728          4.6               $19.84         198,728         $19.84
  $21.50 - $27.00......   533,831          6.5               $24.45         442,519         $24.20
  $27.00 - $32.50......   138,874          8.7               $28.41          20,000         $29.98
PSYCHIATRIC GROUP DEPOSITARY SHARES
  $16.00 - $21.50......    21,873          4.5               $19.75          21,873         $19.75
  $21.50 - $27.00......    22,571          4.6               $24.06          22,571         $24.06
  $27.00 - $32.50......     1,000          3.1               $31.94           1,000         $31.94

     Restrictions on shares of restricted stock lapse annually over a period of years. Expense is determined based on the market value at the date of award and is recognized over the period such restrictions lapse.

     The exercise price of stock options is equal to the fair market value of the shares on the dates the options were granted. Stock options granted to directors become exercisable immediately or over two years and stock options granted to key employees become exercisable over two to four years. Stock options terminate ten years from the date of grant. Options on 661,247, 708,884 and 629,579 shares of Core Group Common Stock were exercisable at December 31, 1998, 1997 and 1996 with weighted average exercise prices of $23.07, $22.55 and $22.90 per share, respectively. Options on 45,444, 61,557 and 64,210 Psychiatric Group Depositary Shares were exercisable at December 31, 1998, 1997 and 1996 with weighted average exercise prices of $22.16, $22.07 and $22.75 per share, respectively.

     DERs have been granted in tandem with some of the stock options granted to key employees. At each dividend declaration date, a calculation is made to determine the number of shares that could be acquired if dividends were paid on shares under option for a period of up to five years from the date of grant and on accumulated DER shares for a period of up to ten years from the date of grant, and such number of shares are accumulated for the benefit of option holders over the term of the option grant. Upon exercise or expiration of the related option, each option holder is entitled to receive additional shares equivalent to the accumulated number of related DER shares. Expense related to the DER shares is equal to the equivalent amount of dividends used to determine the number of DER shares. Directors may elect to receive payment of their annual Board fees on a deferred basis in the form of stock of the Company. These deferred shares, and related accumulated DER shares, are issued to the director making such an election at the end of each three-year deferral period. At December 31, 1998, substantially all deferred and DER shares were issuable upon exercise of the related vested options or otherwise unrestricted.

     As allowed by SFAS 123, "Accounting for Stock-Based Compensation", the Company measures employee stock-based compensation expense using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees". Total stock-based compensation expense recognized under APB 25 in 1998, 1997 and 1996 was $1,334,000, $1,427,000 and $1,251,000 respectively.

     As determined under SFAS 123, the weighted average fair value at the date of grant for options to purchase Core Group Common Stock granted during 1998, 1997 and 1996 was $5.57, $5.11 and $4.84 per

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES option, respectively. The fair value of options was estimated using an option pricing model with the following weighted average assumptions:

                                                              1998   1997   1996
                                                              ----   ----   ----
Expected life in years......................................   8.0    7.4    6.7
Risk-free interest rate.....................................  5.66%  6.55%  5.62%
Expected volatility.........................................    15%    15%    15%
Expected dividend yield --
  Options without DERs......................................   7.5%   7.5%     8%
  Options with DERs.........................................     0%     0%     0%

     The weighted average fair value at the date of grant for restricted and deferred shares of Core Group Common Stock granted during 1998, 1997 and 1996 was $25.44, $24.39 and $22.53 per share, respectively.

     If the fair value based method of accounting defined by SFAS 123 had been used to measure and recognize stock-based compensation expense, the pro forma effect on the reported amounts of earnings per share of the consolidated Company, the Core Group and the Psychiatric Group for 1998, 1997 and 1996 would not have been material. The pro forma effect for 1998, 1997 and 1996 may not be representative of the pro forma effect in future years because it does not take into consideration stock-based incentives granted prior to 1995.

STOCKHOLDERS' EQUITY

     8.6% Cumulative Redeemable Preferred Stock, Series B. The Company has 4,000,000 Series B Depositary Shares outstanding which represent 40,000 shares of Series B Preferred Stock. Each Series B Depositary Share represents 1/100 of a share of Series B Preferred Stock, and entitles the holder to such proportion of all the rights, preferences and privileges of the Series B Preferred Stock represented thereby. The Series B Depositary Shares, and the Series B Preferred Stock represented thereby, rank senior to the Company's Core Group Common Stock, its Series A Preferred Stock (when and if issued) and its Psychiatric Group Depositary Shares, and the Psychiatric Group Preferred Stock represented thereby, with respect to dividend payments and liquidation rights. The annual dividend rate and liquidation preference with respect to each Series B Depositary Share are $2.15 and $25, respectively (equivalent to $215 and $2,500 per share of Series B Preferred Stock, respectively). Dividends on the Series B Depositary Shares, and the Series B Preferred Stock represented thereby, are cumulative and, if and when declared, are payable quarterly in arrears on the last day of February, May, August and November of each year. On or after October 27, 2002, the Series B Depositary Shares, and the Series B Preferred Stock represented thereby, may be redeemed, in whole or in part, at the option of the Company at a redemption price of $25 per Series B Depositary Share (equivalent to $2,500 per share of Series B Preferred Stock), plus accrued and unpaid dividends thereon. The redemption price, other than the portion representing accrued and unpaid dividends, is payable solely out of proceeds from the sale of other capital stock of the Company. The proceeds from the sale of the Series B Depositary Shares, and the Series B Preferred Stock represented thereby, as well as the dividends payable thereon, have been attributed to the Company's Core Group for financial accounting and reporting purposes.

     Preferred Stock Purchase Rights Plan. On April 20, 1990, the Company distributed to shareholders one preferred stock purchase right (each a Right) for each outstanding share of common stock. Under certain conditions, each Right may be exercised to purchase 1/100 of a share of preferred stock, Series A, par value $.01 per share (the Series A Preferred Shares), of the Company at a price of $45. The Company's Psychiatric Group Depositary Shares do not include the Rights or entitle holders thereof to receive the Rights, which are applicable only to the Company's Core Group Common Stock. The total number of Rights currently issued or issuable, including Rights issuable in connection with common stock which may be issued under the Company's stock incentive plans is approximately 26,742,000. Approximately 267,000 Series A Preferred

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Shares could be purchased upon the exercise of all Rights currently issued or issuable. The number of Rights outstanding and Series A Preferred Shares issuable upon exercise, as well as the Series A Preferred Share purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of common stock, and in general are not transferable apart from the common stock or exercisable until after a party has acquired beneficial ownership of, or made a tender offer for, 10% or more of the outstanding common stock of the Company (an Acquiring Person), or the occurrence of other events as specified in the Rights Plan. Under certain conditions as specified in the Rights Plan, including but not limited to the acquisition by a party of 15% or more of the outstanding common stock of the Company or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of common stock of the Company or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on April 20, 2000, and until exercised, the holder thereof, as such, will have no rights as a shareholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company also may exchange the Rights at a ratio of one share of common stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of common stock by any party.

     Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will have 100 votes and will be entitled to (a) dividends in an amount equal to the greater of $1.00 or 100 times the amount of the dividends per share paid on the common stock, (b) a liquidation preference in an amount equal to the greater of $100 or 100 times the amount per share paid on the common stock and (c) a payment in connection with a business combination (in which shares of common stock are exchanged) equal to 100 times the amount per share paid on the common stock. The Series A Preferred Stock (when and if issued) rank senior to the Company's Core Group Common Stock and its Psychiatric Group Depositary Shares, and the Psychiatric Group Preferred Stock represented thereby, with respect to dividend payments and liquidation rights, but rank junior to the Company's Series B Depositary Shares, and the Series B Preferred Stock represented thereby.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

EARNINGS PER SHARE

     The following is a reconciliation of the income and share amounts used in the basic and diluted per share computations of income before extraordinary item attributable to Core Group Common Stock and Psychiatric Group Depositary Shares:

                                              1998               1997               1996
                                        ----------------   ----------------   ----------------
                                        INCOME    SHARES   INCOME    SHARES   INCOME    SHARES
                                        -------   ------   -------   ------   -------   ------
                                                            (IN THOUSANDS)
ATTRIBUTABLE TO CORE GROUP
Income before extraordinary item......  $51,645       --   $44,107       --   $38,800       --
Less Series B preferred dividend
  requirement.........................   (8,600)      --    (1,553)      --        --       --
Outstanding common shares.............       --   24,377        --   23,503        --   23,451
Deferred common shares................       --        2        --        2        --        2
                                        -------   ------   -------   ------   -------   ------
Basic EPS components..................   43,045   24,379    42,554   23,505    38,800   23,453
Effect of dilutive potential common
  shares
  Stock options.......................       --       81        --       94        --       40
  DERs................................       --      145        --      104        --       65
  Subordinated convertible bonds
     payable..........................       --       --        --       --        --       --
                                        -------   ------   -------   ------   -------   ------
Diluted EPS components................  $43,045   24,605   $42,554   23,703   $38,800   23,558
                                        =======   ======   =======   ======   =======   ======
ATTRIBUTABLE TO PSYCHIATRIC GROUP
Basic EPS components..................  $(5,180)   2,084   $(5,918)   2,084   $ 5,579    2,084
Effect of dilutive potential
  depositary shares
  Stock options.......................       --       --        --       --        --       --
  DERs................................       --       --        --       --        --        9
                                        -------   ------   -------   ------   -------   ------
Diluted EPS components................  $(5,180)   2,084   $(5,918)   2,084   $ 5,579    2,093
                                        =======   ======   =======   ======   =======   ======

DIVIDENDS AND REDEMPTION PROVISIONS

     A quarterly dividend of $.565 per share for Core Group Common Stock, or approximately $14,116,000, was declared by the Board of Directors on January 22, 1999, payable on February 24, 1999 to shareholders of record on February 10, 1999. A quarterly dividend of $.095 per share for Psychiatric Group Depositary Shares, or approximately $198,000, was declared by the Board of Directors on January 22, 1999, payable on February 24, 1999 to shareholders of record on February 10, 1999. A dividend of $.5375 per share for Series B Depositary Shares was declared by the Board of Directors on January 22, 1999, payable March 1, 1999 to shareholders of record February 15, 1999. This dividend was for the regular quarterly period ended February 28, 1999 of which approximately $717,000 was accrued at December 31, 1998. The aggregate dividends of $15,031,000 have been reflected as dividends payable in the accompanying financial statements as of December 31, 1998.

     As a result of the payoff of the Four Winds mortgage notes receivable, the Company distributed 833,067 new shares of Core Group Common Stock at a price of $25.9407 per share to holders of Psychiatric Group Depositary Shares as a special stock dividend on July 24, 1998. Holders of Psychiatric Group Depositary Shares received 0.4 shares of Core Group Common Stock for each Psychiatric Group Depositary Share held and cash-in-lieu of fractional shares of Core Group Common Stock based on the price of $25.9407.

     Cash dividends of $2.18 per share paid on Core Group Common Stock during 1998 are characterized as $1.076 of ordinary income and $1.104 of return of capital for tax purposes. Dividends of $12.62628 per share, including $2.25 of cash dividends and a special stock dividend valued at $10.37628, paid on Psychiatric Group

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

Depositary Shares during 1998 are characterized as $6.2325 of ordinary income and $6.39378 of return of capital for tax purposes. For Psychiatric Group Depositary Share holders of record on July 17, 1998, the initial tax basis in the Core Group Common Stock distributed as a special stock dividend is $25.9407 per share of Core Group Common Stock. Cash dividends of $2.15 per share paid on Series B Depositary Shares during 1998 are characterized entirely as ordinary income for income tax purposes.

     In general, cash dividends on the Company's Core Group Common Stock and Psychiatric Group Depositary Shares are limited by the Company's unsecured revolving credit agreement to 95% of cash flow available for debt service, less interest expense, plus gains on asset dispositions and certain proceeds from the disposition of Psychiatric Group assets.

     Dividends on the Company's Psychiatric Group Depositary Shares are determined each quarter based upon the operating results of the Company's Psychiatric Group. It continues to be the policy of the Board to maintain a dividend payout ratio for each quarter in excess of 90 percent of the Psychiatric Group's funds from operations for the related quarter, when possible. With the disposition of the RCC investment subsequent to year-end, the Sunrise investment is currently the sole income-producing property of the Company's Psychiatric Group and the operator of Sunrise is experiencing cash flow difficulties. Therefore, commencing in the second quarter of 1999, the Psychiatric Group's funds from operations may not be sufficient to permit the payment of a dividend on the Psychiatric Group Depositary Shares.

     The Company intends to periodically evaluate the financial position of the Psychiatric Group, including an assessment of the potential cash requirements of the Psychiatric Group and the appropriate use of the proceeds from the sale of the RCC investment. Initially, proceeds from the RCC disposition, net of closing costs and applicable reserves, will be retained by the Psychiatric Group to defray its ongoing costs, including the potential long-term costs of carrying the two remaining Psychiatric Group properties. The Psychiatric Group may continue to retain such proceeds or, alternatively, may distribute a portion of such net proceeds to holders of Psychiatric Group Depositary Shares, in cash or Core Group Common Stock, either by dividend or in connection with redemption of the Psychiatric Group Depositary Shares. Should the Board of Directors of the Company decide that the remaining Psychiatric Group portfolio and operations are not consistent with a separate public security, the Board may elect to redeem the outstanding Psychiatric Group Depositary Shares in cash or in exchange for shares of Core Group Common Stock. Under the terms of the Certificate of Designations for the Psychiatric Group Preferred Stock and the Deposit Agreement providing for issuance of Depositary Receipts (Psychiatric Group Depositary Shares) each representing one-tenth of one share of the Psychiatric Group Preferred Stock, the Company has the right to redeem all outstanding Psychiatric Group Depositary Shares, and the Psychiatric Group Preferred Stock represented thereby, for cash (or in exchange for newly issued shares of Core Group Common Stock) at a premium generally ranging from 5% to 15% over the value of the Psychiatric Group Depositary Shares. Since an exchange or redemption of the Psychiatric Group Depositary Shares may be at a premium to the then current market price of the Psychiatric Group Depositary Shares, and since the Board could determine to effect such an exchange or redemption at a time when either or both the Core Group Common Stock and the Psychiatric Group Depositary Shares may be considered to be overvalued or undervalued, the exchange or redemption could be disadvantageous to the holders of the Core Group Common Stock or the Psychiatric Group Depositary Shares.

SEGMENT INFORMATION

     The Company has two reportable operating segments, the Core Group and the Psychiatric Group, for which separate financial information is available and whose operating results are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Operating results of the Core Group reflect the separate financial performance of a distinct portfolio of the Company's investments in acute care, rehabilitation and long-term acute care hospitals, skilled nursing, assisted living, Alzheimer's care and medical office/clinic facilities. Operating results of the Psychiatric Group reflect the

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES separate financial performance of a distinct portfolio of the Company's investments in psychiatric hospitals. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before depreciation and amortization and impairment losses on real estate and notes receivable. The reportable segments are business units of the Company that are managed separately based on the two distinct portfolios, with two distinct classes of publicly-traded shares intended to represent those portfolios. The following table summarizes pertinent financial information of the Company's reportable operating segments:

                                             CORE GROUP                 PSYCHIATRIC GROUP                SEGMENT TOTALS
                                   ------------------------------   --------------------------   ------------------------------
                                     1998       1997       1996      1998     1997      1996       1998       1997       1996
                                   --------   --------   --------   ------   -------   -------   --------   --------   --------
Total segment revenue(1).........  $107,549   $ 86,302   $ 81,429   $6,002   $ 8,716   $ 9,174   $113,551   $ 95,018   $ 90,603
Real estate depreciation.........    20,440     15,042     14,145      753       751       744     21,193     15,793     14,889
Impairment loss on real estate
  and notes receivable...........        --         --         --    8,330    11,000        --      8,330     11,000         --
Extraordinary loss on debt
  prepayment.....................        --     11,427         --       --        --        --         --     11,427         --
Segment operating profit.........    72,085     59,149     52,945    3,903     5,833     6,323     75,988     64,982     59,268
Segment assets(2)................   746,995    652,132    527,979    7,027    50,994    63,261    754,022    703,126    591,240

---------------

(1) The difference between total segment revenues and total consolidated revenues represents interest income on inter-Group loans of $829, $1,553 and $1,679 in 1998, 1997 and 1996, respectively.

(2) The difference between total segment assets and total consolidated assets represents inter-Group loans of $180, $12,554 and $13,358 for 1998, 1997 and 1996, respectively.

               AMERICAN HEALTH PROPERTIES, INC. AND SUBSIDIARIES

QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                  FIRST       SECOND       THIRD    FOURTH
                                                 QUARTER      QUARTER     QUARTER   QUARTER      TOTAL
                                                 --------     -------     -------   -------     --------
                                                         (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1998
Consolidated --
Revenues.......................................  $ 27,007     $28,143     $28,709   $28,863     $112,722
Net income.....................................    13,823      11,225(1)   13,638     7,779(2)    46,465
Attributable to --
Core Group Common Stock
  Revenues.....................................  $ 25,103     $26,248     $27,753   $28,445     $107,549
  Net income...................................    10,434      10,559      10,859    11,193       43,045
  Basic per share amounts --
    Net income.................................  $   0.44     $  0.44     $  0.44   $  0.45     $   1.77
  Diluted per share amounts --
    Net income.................................  $   0.43     $  0.43     $  0.44   $  0.44     $   1.75
Psychiatric Group Depositary Shares
  Revenues.....................................  $  2,269     $ 2,242     $ 1,052   $   439     $  6,002
                                                                                     (5,564)(2)
  Net income (loss)............................     1,239      (1,484)(1)     629          (5,180)
  Basic per share amounts --
    Net income (loss)..........................  $   0.59     $ (0.71)    $  0.30   $ (2.67)    $  (2.49)
  Diluted per share amounts --
    Net income (loss)..........................  $   0.59     $ (0.71)    $  0.30   $ (2.67)    $  (2.49)
1997
Consolidated --
Revenues.......................................  $ 23,333     $22,771     $22,950   $24,411     $ 93,465
Attributable to --
Core Group Common Stock and Psychiatric Group
  Depositary Shares --
  Income before extraordinary item.............  $    460(3)  $12,332     $12,268   $11,576     $ 36,636
  Extraordinary loss on debt prepayment........   (11,427)         --          --        --      (11,427)
  Net income (loss)............................   (10,967)(3)  12,332      12,268    11,576       25,209
Attributable to --
Core Group Common Stock
  Revenues.....................................  $ 21,322     $21,055     $21,204   $22,721     $ 86,302
  Income before extraordinary item.............     9,930      11,129      11,087    10,408       42,554
  Extraordinary loss on debt prepayment........   (11,427)         --          --        --      (11,427)
  Net income (loss)............................    (1,497)     11,129      11,087    10,408       31,127
  Basic per share amounts  --
    Income before extraordinary item...........  $   0.42     $  0.47     $  0.47   $  0.44     $   1.81
    Extraordinary loss on debt prepayment......     (0.48)         --          --        --        (0.49)
    Net income (loss)..........................     (0.06)       0.47        0.47      0.44         1.32
  Diluted per share amounts  --
    Income before extraordinary item...........  $   0.42     $  0.47     $  0.47   $  0.44     $   1.80
    Extraordinary loss on debt prepayment......     (0.48)         --          --        --        (0.49)
    Net income (loss)..........................     (0.06)       0.47        0.47      0.44         1.31
Psychiatric Group Depositary Shares
  Revenues.....................................  $  2,401     $ 2,110     $ 2,138   $ 2,067     $  8,716
  Net income (loss)............................    (9,470)(3)   1,203       1,181     1,168       (5,918)
  Basic per share amounts --
    Net income (loss)..........................  $  (4.54)    $  0.58     $  0.57   $  0.56     $  (2.84)
  Diluted per share amounts --
    Net income (loss)..........................  $  (4.54)    $  0.57     $  0.56   $  0.56     $  (2.84)

---------------

(1) Includes impairment loss of $2,730 on Psychiatric Group notes receivable.

(2) Includes impairment loss of $5,600 on Psychiatric Group real estate and notes receivable.

(3) Includes impairment loss of $11,000 on Psychiatric Group real estate and notes receivable.